EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ark Restaurants Corp. of our report dated December 29, 2017, relating to our audits of the consolidated financial statements of Ark Restaurants Corp. and subsidiaries as of and for the years ended September 30, 2017 and October 1, 2016, which appears in the Annual Report on Form 10-K of Ark Restaurants Corp. for the year ended September 30, 2017.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ CohnReznick LLP

New York, New York

October 12, 2018